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                                                EXHIBIT 5.1
                                  May 17, 1999


The Bank of New York Company, Inc.
One Wall Street
New York, New York 10286

Ladies and Gentlemen:
	The undersigned is Senior Counsel of The Bank of New York. This is in connection with the registration, by The Bank of New York Company, Inc., a New York Corporation (the "Company") under the Securities Act of 1933, as amended (the "Act") of 41,000,000 shares of the Company's Common Stock par value $7.50 per share (the "Common Stock") to be issued pursuant to the Employees'
Stock Purchase Plan of The Bank of New York Company, Inc., the Employees' Profit-Sharing Plan of The Bank of New York Company, Inc., the 1993 Long-Term Incentive Plan of The Bank of New York Company, Inc. and the 1999 Long-Term Incentive Plan of The Bank of New York Company, Inc. (collectively, the "Plans"), and the Preferred Stock Purchase Rights related to the Common Stock (the "Rights") to be issued pursuant to the Rights Agreement, dated as of December 10, 1985, as amended by the First Amendment, dated as of June 13, 1989, by the Second Amendment, dated as of April 30, 1993, and by the Third Amendment dated March 8, 1994, between the Company and the Bank of New York, as Rights Agent ("Rights Agent"). In connection with the foregoing, I have examined such corporate records, certificates and other documents, and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

	Upon the basis of such examination, I advise you that, in my opinion when the registration statement relating to the Common
Stock and the Rights (the "Registration Statement") has become effective under the Act, and the Common Stock has been duly issued in accordance with the Plans and, in the case of Common
Stock constituting performance shares issued pursuant to the 1993 Long-Term Incentive Plan of The Bank of New York Company, Inc.
and the 1999 Long-Term Incentive Plan of The Bank of New York Company, Inc. (the "Long-Term Incentive Plans"), in accordance with the Performance Share Agreement between the Company and each respective participant, the Common Stock will be legally issued, fully paid and non-assessable and that the Rights attributable to the Common Stock will be validly issued.

	In connection with my opinion set forth above, I note that the rights of participants in the Long-Term Incentive Plans with respect to the Common Stock constituting performance shares issued pursuant to the Long-Term Incentive Plans are subject to the terms of the Performance Share Agreement between the Company and each respective participant.

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	In connection with my opinion concerning the Rights, I note
that the question of whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of this opinion.

	The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and I am expressing no opinion as to the laws of any other jurisdiction.

	I have relied, as to certain matters, on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

	I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Interests of Named Experts and Counsel" in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

						Very truly yours,


						/s/ Paul A. Immerman
                                                --------------------
						Paul A. Immerman
						Senior Counsel